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                      May 10, 2021

       Steven Hochberg
       President and Chief Executive Officer
       Deerfield Healthcare Technology Acquisitions Corp.
       345 Park Avenue South
       New York, NY 10010

                                                        Re: Deerfield
Healthcare Technology Acquisitions Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 20,
2021
                                                            File No. 001-39391

       Dear Mr. Hochberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Joel Rubinstein